Exhibit 99.1

Processa Pharmaceuticals Appoints Life Sciences Industry Veteran George Ng as Chief Executive Officer

HANOVER, MD, August 8, 2023 (GLOBE NEWSWIRE) — Processa Pharmaceuticals, Inc. (Nasdaq: PCSA) (“Processa” or the “Company”), a clinical-stage pharmaceutical company focusing on developing the next generation of chemotherapeutic drugs to improve the efficacy and safety for patients suffering from cancer, announces today that industry veteran George Ng has been appointed to serve as the Company’s Chief Executive Officer and as a Board Director as of August 8, 2023. Dr. David Young will focus his efforts on the development of the Next Generation Chemotherapy (NGC) drugs as President of Research and Development and as a board member.

“We are thrilled to have George assume the leadership of our management team. His extensive managerial experience and proficiency in issues and opportunities afforded small-cap publicly traded biotech companies makes him an ideal fit for our Company, and will ensure that we continue executing our strategy, and create value for our stockholders,” commented Processa’s Chairman Justin Yorke. “Late last year we changed our focus to concentrate on our Next Generation Chemotherapy drugs, with the intention of seeking partnering opportunities for our non-oncology assets. As part of that transition, we have been evaluating how to best position Processa for long-term success and determined now is the right time to transition to our next stage of corporate leadership. Given his oncology and drug development expertise, Dr. Young has decided moving full-time to drug development will allow him to focus on advancing the development of our Next Generation Chemotherapy drugs to subsequent FDA approval.”

“What excites me about Processa is leading a team that is focused on changing the chemotherapy landscape so more cancer patients have better treatment options. While many companies are developing novel ways to treat cancer, chemotherapy continues to be the standard of care, and I believe our approach of modifying widely used already approved chemotherapy drugs by changing their distribution and/or metabolism represents a significant opportunity not currently recognized by the market. I look forward to working with Dr. Young, the Processa team, and the Board of Directors to provide better treatment for cancer patients by advancing our Next Generation Chemotherapy drugs and to increase equity value held by all our shareholders,” stated Mr. Ng.

Mr. Ng is a seasoned life sciences industry executive who joins Processa from his previous position as Board Director, President, and Chief Operating Officer at Calidi Biotherapeutics, Inc. Mr. Ng is also a partner at PENG Life Science Ventures (PENG LSV). He has founded and/or led multiple companies, including Scilex Pharmaceuticals, Inc. (now, Scilex Holding Co., a Nasdaq, publicly traded company), where he was co-founder and President, and led the company through development, clinical trials, NDA submission, FDA approval, a $140 million financing, commercial launch of the company’s first FDA-approved drug product, and ultimately, the company’s sale. Mr. Ng has also been a board member and held executive level positions with several publicly traded and private global biotechnology and pharmaceutical companies, including Sorrento Therapeutics, Inc., BioDelivery Sciences International, Inc., Spectrum Pharmaceuticals, Inc. and Alpharma, Inc., which is now, a part of Pfizer Inc. In those roles, Mr. Ng helped lead the strategy, development, fundraising, and commercialization efforts for multiple drug products.

Mr. Ng earned a Juris Doctor degree in law from the University of Notre Dame School of Law and a Bachelor of Arts and Sciences dual degree in Biochemistry & Economics from the University of California, Davis.

Dr. Young added, “I realized when we transitioned to focusing on Next Generation Chemotherapy drugs that, given my oncology and drug development experience, I needed to transition from the CEO role and focus full-time on drug development. I believe George’s experience and background is exactly what we need to make my transition successful and move Processa forward while increasing shareholder value. We have experienced, along with many of our peers, a significant decline in shareholder value over the last year. We are thankful to have continued shareholder support, and I believe having George lead our Company will help us improve our shareholder value in the future.”

About Processa Pharmaceuticals, Inc.

Processa is a clinical stage pharmaceutical company focused on developing the Next Generation Chemotherapy drugs to improve the safety and efficacy of cancer treatment. By combining Processa’s novel oncology pipeline with proven cancer-killing active molecules and the Processa Regulatory Science Approach as well as experience in defining Optimal Dosage Regimens for FDA approvals, Processa not only will be providing better therapy options to cancer patients but also increase the probability of FDA approval for its Next Generation Chemotherapy drugs. Processa’s NGC drugs are modifications of existing FDA-approved oncology drugs resulting in an alteration of the metabolism and/or distribution of drugs while maintaining the existing mechanisms of killing the cancer cells. Our approach to drug development is based on more than 30 years of drug development expertise to efficiently design and conduct clinical trials that demonstrate a positive benefit/risk relationship. Using its proven Regulatory Science Approach, we have experience defining the Optimal Dosage Regimen using the principles of the FDA’s Project Optimus Oncology initiative. The advantages of Processa’s Next Generation Chemotherapy drugs are expected to include fewer patients experiencing side effects that lead to dose discontinuation; more significant cancer response; and a greater number of patients who will benefit from each Next Generation Chemotherapy drug. Currently in our pipeline are three Next Generation Chemotherapy drugs: Next Generation Capecitabine (PCS6422 and capecitabine to treat metastatic colorectal, gastrointestinal, breast, pancreatic, and other cancers), Next Generation Gemcitabine (PCS3117 to treat pancreatic, lung, ovarian, breast, and other cancers), and Next Generation Irinotecan (PCS11T to treat lung, colorectal, gastrointestinal, pancreatic, and other cancers).

For more information, visit our website at www.processapharma.com.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

For More Information:

Investors:

Bret Shapiro

CORE IR

ir@processapharma.com

Company Contact:

Patrick Lin
(925) 683-3218

plin@processapharma.com